EXHIBIT 99.1

FOR RELEASE: Thursday, October 24, 2013 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2013

Shreveport, La. – Oct. 24, 2013 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2013 of $713,000, a decrease of $226,000 compared to net income of $939,000 reported for the three months ended September 30, 2012. The Company’s basic and diluted earnings per share were $0.34 and $0.33, respectively, for the quarter ended September 30, 2013, compared to basic and diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended September 30, 2012.

The decrease in net income for the three months ended September 30, 2013, resulted primarily from a decrease of $327,000, or 35.1%, in non-interest income and a $121,000, or 5.9%, increase in non-interest expense, partially offset by a $54,000, or 2.0%, increase in net interest income, a $45,000, or 40.5%, decrease in the provision for loan losses, and a $123,000, or 26.3%, decrease in income tax expense. The increase in net interest income for the three months ended September 30, 2013, was primarily due to a decrease of $63,000, or 9.1%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities, partially offset by a $9,000, or 0.3%, decrease in total interest income.  The Company’s average interest rate spread was 3.65% for the three months ended September 30, 2013, compared to 3.77% for the three months ended September 30, 2012. The Company’s net interest margin was 3.91% for the three months ended September 30, 2013, compared to 4.08% for the quarter ended September 30, 2012. The decrease in the average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earning assets and a decrease of 33 basis points in average yield on interest-earning assets for the quarter ended September 30, 2013 compared to the prior year quarterly period.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2013		2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$215,741	5.65%	$184,628	6.16%
Investment securities	55,312	2.00	65,744	3.00
Interest-earning deposits	5,314	0.31	9,097	0.27
Total interest-earning assets	$276,367	4.82%	$259,469	5.15%

Interest-bearing liabilities:
Savings accounts	10,001	0.24	$6,793	0.28%
NOW accounts	25,535	1.06	18,432	0.79
Money market accounts	44,026	0.41	44,824	0.50
Certificates of deposit	113,641	1.61	107,542	1.84
Total interest-bearing deposits	193,203	1.19	177,591	1.34
Other Bank Borrowings	733	4.01	--	--
FHLB advances	21,864	0.88	23,167	1.73
Total interest-bearing liabilities	$215,800	1.17%	$200,758	1.38%

The $327,000 decrease in non-interest income for the quarter ended September 30, 2013, compared to the prior year quarterly period was due to decreases of $206,000 in gain on sale of loans, $95,000 in gain on sale of securities and $21,000 in other non-interest income. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio.  The $121,000 increase in non-interest expense for the quarter ended September 30, 2013 compared to 2012 was primarily due to increases of $66,000 in compensation and benefits, $28,000 in data processing, $17,000 in other non-interest expense, $9,000 in audit and examination fees and $9,000 franchise and bank shares taxes, partially offset by decreases of $11,000 in occupancy and equipment expense and $8,000 in loan and collection expense. The increase in compensation and benefits expense during the quarter was due to the hiring of two mortgage loan originators.

At September 30, 2013, the Company reported total assets of $292.7 million, an increase of $15.5 million, or 5.6%, compared to total assets of $277.2 million at June 30, 2013. The increase in assets was comprised primarily of increases in investment securities of $5.1 million, or 10.4%, from $49.4 million at June 30, 2013, to $54.5 million at September 30, 2013, loans held-for-sale of $2.5 million, or 72.5%, from $3.5 million at June 30, 2013, to $6.0 million at September 30, 2013, and an increase in cash and cash equivalents of $6.6 million, or 178.8%, from $3.7 million at June 30, 2013 to $10.3 million at September 30, 2013. The increase in investment securities was primarily due to the acquisition of mortgage backed securities in the amount of $8.8 million, partially offset by principal payments on securities of $3.4 million. The increase in loans held-for-sale results primarily from an increase at September 30, 2013 in receivables from financial institutions purchasing the Company’s loans held-for-sale and an increase in the origination volume during the first quarter of fiscal 2014.

The following table shows total loans originated and sold during the periods indicated.

	Quarter Ended September 30,
	2013	2012	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$35,691	$46,430	(23.1)%
Commercial — real estate secured (owner occupied and non-owner occupied)	4,096	2,681	52.8%
Multi-family residential	--	--	--%
Commercial business	6,841	571	1,098.1%
Land	2,422	1,308	85.2%
Construction	5,569	9,522	(41.5)%
Home equity loans and lines of credit and other consumer	16	101	(84.2)%
Total loan originations	$54,635	$60,613	(9.9)%
Loans sold	$(17,866)	$(39,915)	(55.2)%

Total liabilities increased $15.4 million, or 6.5%, from $235.2 million at June 30, 2013, to $250.5 million at September 30, 2013, primarily due to an increase in total deposits of $20.6 million, or 9.7%, to $232.5 million at September 30, 2013, compared to $211.9 million at June 30, 2013. At both September 30, 2013 and June 30, 2013, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. Advances from the Federal Home Loan Bank of Dallas decreased $6.1 million, or 28.3%, to $15.5 million at September 30, 2013, from $21.7 million at June 30, 2013.

At September 30, 2013, the Company had $527,000 of non-performing assets compared to $649,000 of non-performing assets at June 30, 2013, consisting of three single-family residential loans, one commercial automobile loan and one non-performing line of credit at September 30, 2013, compared to four single-family residential loans and one non-performing line of credit at June 30, 2013. At September 30, 2013 and June 30, 2013, the Company had three commercial loans and one residential mortgage loan classified as substandard in the aggregate amount of $4.9 million and $5.3 million, respectively. The Company had one line of credit and one commercial non-real estate loan classified as doubtful in the aggregate amount of $38,000 at September 30, 2013, compared to one line of credit classified as doubtful in the amount of $27,000 at June 30, 2013.

      Shareholders’ equity increased $183,000, or 0.4%, to $42.2 million at September 30, 2013, from $42.0 million at June 30, 2013.  The primary reasons for the increase in shareholders’ equity from June 30, 2013, were net income of $713,000, proceeds from the issuance of common stock from the exercise of stock options of $245,000, and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $101,000. These increases in shareholders’ equity were partially offset by dividends paid of $141,000, acquisition of treasury stock of $473,000, and a decrease in the company’s accumulated other comprehensive income of $262,000.

The Company repurchased 16,342 shares of its common stock under its stock repurchase programs during the quarter ended September 30, 2013 at an average price per share of $17.39.  As of September 30, 2013, there were a total of 107,265 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	September 30, 2013	June 30, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$10,275	$3,685
Securities available for sale at fair value	52,943	47,961
Securities held to maturity (fair value September 30, 2013: $1,599; June 30, 2013: $1,465)	1,599	1,465
Loans held-for-sale	5,976	3,464
Loans receivable, net of allowance for loan losses (September 30, 2013: $2,306; June 30, 2013: $2,240)	206,864	206,079
Other assets	15,031	14,501

Total assets	$292,688	$277,155

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$232,525	$211,922
Advances from the Federal Home Loan Bank of Dallas	15,533	21,662
Other borrowings	800	--
Other liabilities	1,665	1,589

Total liabilities	250,523	235,173

Shareholders’ equity	42,165	41,982

Total liabilities and shareholders’ equity	$292,688	$277,155

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2013	2012
	(Unaudited)

Interest income
Loans, including fees	$3,050	$2,841
Mortgage-backed securities	276	485
Other interest-earning assets	5	14
Total interest income	3,331	3,340
Interest expense
Deposits	575	593
Federal Home Loan Bank borrowings	48	100
Other bank borrowings	7	--
Total interest expense	630	693
Net interest income	2,701	2,647

Provision for loan losses	66	111
Net interest income after provision for loan losses	2,635	2,536

Non-interest income
Gain on sale of loans	476	682
Gain on sale of securities	--	95
Income on Bank Owned Life Insurance	44	49
Other income	84	105

Total non-interest income	604	931

Non-interest expense
Compensation and benefits	1,384	1,318
Occupancy and equipment	195	206
Franchise and bank shares tax	93	84
Advertising	64	60
Data processing	115	87
Audit and examination fees	57	48
Legal fees	93	88
Loan and collection	32	40
Deposit insurance premium	33	31
Other expenses	116	99

Total non-interest expense	2,182	2,061

Income before income taxes	1,057	1,406
Provision for income tax expense	344	467

NET INCOME	$713	$939

EARNINGS PER SHARE
Basic	$0.34	$0.36
Diluted	$0.33	$0.35

	Three Months Ended
	September 30,
	2013	2012
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.65%	3.77%
Net interest margin	3.91%	4.08%
Return on average assets	1.00%	1.37%
Return on average equity	6.45%	7.64%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.18%	* %
Allowance for loan losses as a percent of non-performing loans	437.57%	* %
Allowance for loan losses as a percent of total loans receivable	1.10%	1.02%

Per Share Data:
Shares outstanding at period end	2,347,334	2,778,019
Weighted average shares outstanding:
Basic	2,112,679	2,594,088
Diluted	2,166,030	2,661,334
Tangible book value at period end	$17.96	$17.59
____________
(1)      Ratios for the three and twelve month periods are annualized.
(2)      Asset quality ratios are end of period ratios.
*         Not meaningful

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145

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